                                                                 EXHIBIT 99.(a)

                  AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                      SPIROS DEVELOPMENT CORPORATION II, INC.


     Spiros Development Corporation II, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

     1. The name of the Corporation is Spiros Development Corporation II, Inc. The Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 23, 1997 under the name of SDC II, Inc., and was amended pursuant to a Certificate of Amendment of Certificate of Incorporation filed with the Secretary of State of the State of Delaware on October 8, 1997.

     2. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation was adopted by the Corporation's Board of Directors and its sole stockholder, the holder of one hundred percent (100%) of the Corporation's capital stock, in accordance with Section 228 thereof. The Amended and Restated Certificate of Incorporation restates, integrates and amends the provisions of the Certificate of Incorporation of this Corporation.

     3. The text of the Corporation's Certificate of Incorporation as heretofore amended is hereby restated and further amended to read in its entirety as follows:


                                      ARTICLE I

                                         NAME

     The name of the Corporation is Spiros Development Corporation II, Inc.


                                      ARTICLE II

                        REGISTERED OFFICE AND REGISTERED AGENT

     The address of the Corporation's registered office in the State of Delaware is 30 Old Rudnick Lane, City of Dover, County of Kent 19901. The name of its registered agent at such address is CorpAmerica, Inc.

                                     ARTICLE III

                                  CORPORATE PURPOSE

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of Delaware.


                                    ARTICLE IV

                                   CAPITAL STOCK

     Section 4.1.  AUTHORIZED STOCK.   The Corporation is authorized to issue
two classes of stock, one of which shall be known as Callable Common Stock and the other of which shall be known as Special Common Stock. The total number of shares of all classes of stock the Corporation shall have authority to issue is 7,501,000. The total number of shares of Callable Common Stock which the Corporation is authorized to issue is 7,500,000. The par value of each share of Callable Common Stock shall be $.001. The total number of shares of Special Common Stock which the Corporation is authorized to issue is 1,000. The par value of each share of Special Common Stock shall be $1.00. The authorized and outstanding shares of the Corporation's capital stock as of the date of this Amended and Restated Certificate of Incorporation are hereby renamed Special Common Stock.

     SECTION 4.2. DIVIDENDS. Subject to Section 4.4(c) hereof, the holders of Callable Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors of the Corporation (the "Board") out of funds legally available therefore. No dividends are payable on or with respect to the Special Common Stock and, other than as set forth in Section 4.3, the holder of Special Common Stock is not entitled to participate in any way in the profits or assets of the Corporation.

     SECTION 4.3.  LIQUIDATION.   In the event of the liquidation, dissolution
or winding-up of the Corporation, the holders of Callable Common Stock have priority over the holder of Special Common Stock with respect to a return of capital.

     SECTION 4.4.  VOTING RIGHTS OF STOCKHOLDERS.

          (a) Each holder of Callable Common Stock shall have one vote, either in person or by proxy, for each share standing in his, her or its name on all matters submitted to a vote of the stockholders of the Corporation. The holder of Special Common Stock shall be entitled to vote only as required by law or as set forth in this Section 4.4. In such instances, the holder of Special Common Stock shall have one vote for each share standing in his, her or its name.

          (b) In any election of directors of the Corporation, the holder of Special Common Stock, voting as a separate class, shall be entitled to elect two directors (each a "Special Common Stock Director"). This right of the holder of Special Common Stock shall continue until the earliest of (i) the exercise of the Purchase Option (as defined in Article V), (ii) the Purchase Option Expiration Date (as defined in Article V) or (iii) the date of termination of the Purchase Option pursuant to Section 5.10 hereof, at which time such right shall terminate.

          (c) The Corporation shall not, without the affirmative vote of the holder of the then issued and outstanding shares of Special Common Stock, voting separately as a class, authorize or permit: (i) the allotment or issue of shares of capital stock of the Corporation or the creation of any right to such an allotment or issue; (ii) the reduction of the Corporation's authorized capital stock; (ii) the alteration of or any change to the rights, powers, preferences and restrictions of the Special Common Stock; (iii) outstanding borrowings of an aggregate of more than $1 million at any one time; (iv) the sale or other disposition of or the creation of any lien or liens on the whole or a material part of the Corporation's business or assets; (v) the declaration or payment of dividends or the making of any other distributions to the Corporation's stockholders; (vi) the merger, consolidation or reorganization of the Corporation with or into any other corporation; (vii) the sale, liquidation or other disposition of all or substantially all of the assets of the Corporation;
(viii) the alteration or amendment of Articles IV or VII of this Amended and Restated Certificate of Incorporation; and (ix) the adoption, amendment or repeal of the Bylaws of the Corporation. The affirmative vote of a majority of the issued and outstanding shares of Special Common Stock required by this
Section 4.4(c) shall continue until the earliest of (i) the exercise of the Purchase Option; (ii) the Purchase Option Expiration Date or (iii) the date of termination of the Purchase Option pursuant to Section 5.10 hereof, at which time such requirement shall terminate.

          (d) No holder of Special Common Stock may transfer or sell less than all of the shares of Special Common Stock held by such holder. In the event of any sale, assignment, delegation or transfer of the Special Common Stock, the holder thereof shall provide written notice to the record holders of shares of Callable Common Stock and to the Corporation of any such assignment, delegation, transfer or sale not later than thirty (30) days after such assignment, delegation, transfer or sale setting forth the identity and address of the assignee and summarizing the terms of the assignment, delegation, transfer or sale.

     SECTION 4.5.  REDEMPTION OF SPECIAL COMMON STOCK.

          (a) The Corporation may, from time to time on and after the earliest of (i) the exercise of the Purchase Option, (ii) the Purchase Option Expiration Date or (iii) the date of termination of the Purchase Option pursuant to Section
5.10 hereof, redeem all of the outstanding shares of Special Common Stock by paying in cash $1.00 per share on each redeemed share (the "Redemption Price"). At least 15 days before the date of redemption, a written redemption notice (the "Redemption Notice") shall be given to the holder of Special

Common Stock by first-class mail, postage prepaid, at the holder's address as shown on the Corporation's records, stating that: (i) all the shares of Special Common Stock are to be redeemed; (ii) the date fixed for redemption (the "Redemption Date"); (iii) the Redemption Price; and (iv) the place of payment of the Redemption Price.

          (b) On or before the Redemption Date, the holder of shares of Special Common Stock to be redeemed shall surrender the certificates representing these shares to the Corporation at the place designated for payment in the redemption notice and shall then be entitled to receive payment of the Redemption Price.

          (c)  If the Redemption Notice is given in the manner provided in this
Article IV, and if on the Redemption Date the Redemption Price is available for payment, whether or not the certificates covering these shares are surrendered, all rights with respect to the redeemable Special Common Stock shall terminate, except the right of the holder thereof to receive the Redemption Price without interest on the surrender of the certificates.


                                      ARTICLE V

                                STOCK PURCHASE OPTION

    Section 5.1.  TERMS OF OPTION.

          (a) The holder of the Special Common Stock has the right to purchase all, but not less than all, of the issued and outstanding shares of Callable Common Stock of the Corporation at the time such right is exercised on the terms and conditions set forth herein (the "Purchase Option").

          (b) Subject to Section 5.13 hereof, the Purchase Option may be exercised at any time beginning on the closing date of the underwritten offering (the "Offering") of units (the "Units"), each Unit consisting of one share of the Corporation's Callable Common Stock and a warrant to purchase one-fourth of one share of the common stock of Dura Pharmaceuticals, Inc. ("Dura"), and ending on the earliest of (i) December 31, 2002, (ii) the 90th day after the date the Corporation delivers quarterly financial statements of the Corporation to the holder of the Special Common Stock showing cash or cash equivalents of less than $5 million (the "Financial Notice"), and (iii) the date of termination by the Corporation of the Technology License Agreement among the Corporation, Dura, Spiros Development Corporation and Dura Delivery Systems, Inc. pursuant to
Section 8.4 thereof, the Development Agreement between the Corporation and Dura pursuant to Section 10.4 thereof or the Manufacturing and Marketing Agreement between the Corporation and Dura pursuant to Section 9.4 thereof, each such agreement being dated on or about December 22, 1997 (such date of expiration being the "Purchase Option Expiration Date"); PROVIDED, that the delivery of Financial Notice will be deemed not to have occurred with respect to any one or more quarterly financial statements delivered if within 15 days of receipt, the Corporation receives a written commitment from the holder of the Special Common Stock, in form and substance reasonably satisfactory to a majority of the Board members elected by the holders of the Callable Common Stock, to make a cash contribution in an amount considered sufficient by the Board, and consistent with the budget and workplans then in effect, to allow the Corporation to continue research and development under the Development Agreement between the Corporation and Dura executed on the date of the closing of the Offering, as may be amended from time to time (the
"Development Agreement"), for at least three months subsequent to such quarterly financial statements, and in such case the holder of the Special Common Stock funds such cash contribution within fifteen (15) days after such written commitment is received by the Corporation.

          (c) If the Purchase Option Expiration Date is not a Business Day (as defined below), then the Purchase Option Expiration Date shall be 11:59 p.m., San Diego time, on the next succeeding Business Day. "Business Day" shall mean any day, other than a Saturday, Sunday or any other day on which banking institutions in San Diego, California are authorized or required by law, regulation or executive order to be closed.

     SECTION 5.2.  PURCHASE OPTION EXERCISE PRICE.   Upon exercise of the
Purchase Option, the holder of the Special Common Stock shall make a payment for each outstanding share of Callable Common Stock (the "Purchase Option Exercise Price") in accordance with the following schedule:

                                                                    PURCHASE
                                                                      OPTION
IF THE PURCHASE OPTION IS EXERCISED                               EXERCISE PRICE
-----------------------------------                               ------------

Before January 1, 2000.........................................      $24.01
On or after January 1, 2000 and before March 31, 2000..........      $25.26
On or after April 1, 2000 and before June 30, 2000.............      $26.57
On or after July 1, 2000 and before September 30, 2000.........      $27.96
On or after October 1, 2000 and before December 31, 2000.......      $29.41
On or after January 1, 2001 before March 31, 2001..............      $31.10
On or after April 1, 2001 and before June 30, 2001.............      $32.88
On or after July 1, 2001 and before December 31, 2001..........      $34.77
On or after October 1, 2001 and before December 31, 2001.......      $36.76
On or after January 1, 2002 and before March 31, 2002..........      $38.87
On or after April 1, 2002 and before June 30, 2002.............      $41.10
On or after July 1, 2002 and before September 30, 2002.........      $43.46
On or after October 1, 2002 and before December 31, 2002.......      $45.95

     SECTION 5.3.  FORM OF PAYMENT.

          (a) If the holder of the Special Common Stock exercises the Purchase Option, subject to Section 5.6 hereof, the Purchase Option Exercise Price may be paid in cash, in shares of Dura common stock, or the Common Equity Securities (as defined below) of the holder of the Special Common Stock, if other than Dura (provided that such Common Equity Securities must be listed on a national securities exchange or listed on the Nasdaq National Market), or in any combination thereof at the sole discretion of the holder of the Special Common Stock. The number of shares of Common Equity Securities, if any, to be delivered in payment of all or a portion of the Purchase Option Exercise Price shall be determined by dividing the portion of the Purchase Option Exercise Price to be paid in shares of Common Equity Securities by the average of the closing prices of such Common Equity Securities on the principal national securities exchange on which such Common Equity Securities are then traded or, if not traded on any national securities exchange, the average of the closing prices of such Common Equity Securities on the Nasdaq National Market (in each case the "Closing Price") for the ten (10) trading days immediately preceding the date the holder of the Special Common Stock gives written notice of its exercise of the Purchase Option as provided in this Article. No fractional shares of Common Equity Securities shall be issued in payment of all or a portion of the Purchase Option Exercise Price. Instead of any fractional shares of Common Equity Securities that would otherwise be issuable in payment of all or a portion of the Option Exercise Price, the holder of the Special Common Stock shall pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest multiplied by the average of the Closing Price on each of the ten (10) trading days immediately preceding the exercise of the Purchase Option.

          (b) "Common Equity Securities" shall mean, with respect to any corporation (the "Acquiror"), common stock having the right under ordinary circumstances to elect a majority of directors of the Acquiror, and that is registered under the Securities Act and (i) listed on the principal national securities exchange on which such common stock of the Acquiror is then listed or
(ii) if not listed on national securities exchange, listed on the Nasdaq National Market if such stock is traded thereon or, if such stock is neither listed as provided in either (i) or (ii), qualified for inclusion on the Nasdaq over-the-counter system.

     SECTION 5.4.  MANNER OF EXERCISE.

          (a) The holder of the Special Common Stock shall exercise the Purchase Option by delivery of a Purchase Exercise Notice (as defined in clause
(c) of this Section 5.4) to the Corporation and to each holder of record of Callable Common Stock on the Record Date (as defined below). The Purchase Exercise Notice sent pursuant to this Section 5.4 shall be sent via first class mail.

          (b) "Record Date" shall mean the record date fixed by the Purchase Exercise Notice which shall be a date no earlier than 10 days after, and no later than 20 days after, the date of such notice.

          (c) The "Purchase Exercise Notice" shall be a written notice signed by the holder of the Special Common Stock given in accordance with the provisions of this Article V and stating that such party intends to exercise the Purchase Option and setting forth: (i) the Purchase Option Exercise Price as determined in accordance with Section 5.2 hereof; (ii) the portion, if any, of the Purchase Option Exercise Price to be paid in cash, (iii) the portion, if any, of the Purchase Option Exercise Price to be paid in shares of Common Equity Securities; (v) the Record Date; (vi) the Purchase Option Closing Date (as defined in clause (d) of this Section 5.4); and (vii) the place at which the holders of the shares of Callable Common Stock may obtain payment of the Purchase Option Exercise Price for their shares of Callable Common Stock and any instructions for obtaining such payment; PROVIDED, HOWEVER, that at any time prior to the Purchase Option Closing Date, the holder of the Special Common Stock may determine to make payment of a greater amount of the Purchase Option Exercise Price in cash than was set forth in the Purchase Exercise Notice. The exercise of the Purchase Option is irrevocable upon delivery of the Purchase Exercise Notice, and such action shall not require another notice to be given in accordance with this Section 5.4. If the holder of the Special Common Stock elects to exercise the Purchase Option by delivering solely shares of Common Equity Securities, such exercise may occur by means of a merger of either a subsidiary of the holder of the Special Common Stock with and into the Corporation or the Corporation with and into a subsidiary of the holder of the Special Common Stock, pursuant to which Callable Common Stock shall be cancelled in exchange for the shares of Common Equity Securities.

          (d) The "Purchase Option Closing Date" shall be a date, not less than 20 days nor more than 40 days, after the date of the Purchase Option Exercise Notice on which all of the issued and outstanding shares of Callable Common Stock will be purchased; PROVIDED, HOWEVER, that the Purchase Option Closing Date will be such later date as provided by (i) the last sentence of Section 5.6 hereof in the event that the conditions described therein are satisfied or (ii)
Section 5.12 hereof in the event that the conditions described therein are satisfied.

     SECTION 5.5.  CLOSING.   On or before the Purchase Option Closing Date, the
holder of the Special Common Stock shall deposit the full amount of the Purchase Option Exercise Price for all of the issued and outstanding shares of Callable Common Stock with a bank, transfer agent or similar entity (the "Payment Agent") designated by the holder of the Special Common Stock to pay, on the holder's behalf, the Purchase Option Exercise Price. Cash, if any, and shares of Common Equity Securities, if any, deposited with the Payment Agent shall be delivered in trust for the benefit of the holders of record of the Callable Common Stock on the Record Date. The holder of the Special Common Stock shall provide the Payment Agent with irrevocable instructions to pay, on or within 5 days after the Purchase

Option Closing Date, the Purchase Option Exercise Price for the Callable Common Stock to such record holders upon surrender of their certificates representing shares of Callable Common Stock. Payment for shares of Callable Common Stock shall be mailed to each such record holder at the address set forth in the Corporation's records or at the address provided by each such holder or, if no address is set forth in the Corporation's records for any such holder or provided by such holder, to such holder at the address of the Corporation, but only upon receipt from such holder of certificates evidencing shares of Callable Common Stock. Any cash or shares of Common Equity Securities deposited with the Payment Agent pursuant to this Section
5.5 remaining unclaimed for two years following the Purchase Option Closing Date shall be returned to the holder of the Special Common Stock at its request. At the request of the holder of the Special Common Stock, the Corporation shall provide, or shall cause its transfer agent to provide, to the holder of the Special Common Stock or to the Payment Agent, free of charge, a complete list of the record holders of the shares of Callable Common Stock, including the number of shares of Callable Common Stock held of record and the address of each record holder.

     SECTION 5.6. REGISTRATION OF COMMON EQUITY SECURITIES. If the holder of the Special Common Stock fails by the Purchase Option Closing Date set forth in the Purchase Option Exercise Notice, with respect to any shares of Common Equity Securities to be delivered as payment of the Purchase Option Exercise Price on such date, to have (i) a registration statement declared effective under the Securities Act or (ii) such shares of Common Equity Securities to be issued in connection therewith (A) listed on the principal national securities exchange on which the Common Equity Securities are then listed or (B) if the Common Equity Securities are not then listed on a national securities exchange, listed on the Nasdaq National Market if the Common Equity Securities are traded thereon, then in either of such cases the holder of the Special Common Stock shall be obligated to make such payment in cash on the Purchase Option Closing Date. Notwithstanding any other provision herein to the contrary, the holder of the Special Common Stock shall not be in breach or violation of this Article V for any failure to timely pay any amount due and payable to the record holders of Callable Common Stock hereunder in shares of the Common Equity Securities if such failure to timely pay such amount arises from a delay in satisfying any of the provisions of this Section 5.6, so long as the holder of the Special Common Stock shall continue to diligently seek the satisfaction thereof; PROVIDED, HOWEVER, that such delay may not exceed sixty (60) days from the original due date of such payment (such original due date being not less than 20 days, nor more than 40 days, after the date of the Purchase Option Exercise Notice).

     SECTION 5.7.  TRANSFER OF TITLE.   Transfer of title to the holder of the
Special Common Stock of all of the issued and outstanding shares of Callable Common Stock shall be deemed to occur automatically on the Purchase Option Closing Date subject to the payment by the holder of the Special Common Stock to the Payment Agent on or before such date of the amount owing to the record holders of Callable Common Stock as determined in accordance with Section 5.2 hereof, and thereafter the Corporation shall be entitled to treat the holder of the Special Common Stock as the sole holder of all issued and outstanding shares of Callable Common Stock, notwithstanding the failure of any holder of shares of Callable Common Stock to tender the certificates representing such shares to the Payment Agent for payment therefor in accordance with Section 5.5 hereof. The Corporation shall instruct its transfer agent not to accept any shares of Callable Common Stock for transfer on and after the Purchase Option Closing Date, except for the shares of Callable Common Stock transferred by the holder of the Special Common Stock.
The Corporation shall take all actions reasonably requested by the holder of the Special Common Stock to assist in effectuating the transfer of shares of Callable Common Stock in accordance with this Article V. After the Purchase Option Closing Date, the record holders of the Callable Common Stock as determined in accordance with Section 5.6 above shall have no rights in connection with such Callable Common Stock other than the right to receive the Purchase Option Exercise Price.

     SECTION 5.8. ASSIGNMENT. Upon the assignment, delegation, transfer or sale by any record holder of Callable Common Stock, such shares of Callable Common Stock shall continue to be subject to the Purchase Option and the other terms and conditions of this Article V.

     SECTION 5.9.  LEGEND.

          (a) Any certificates evidencing shares of Callable Common Stock issued by or on behalf of the Corporation shall bear a legend in substantially the following form:

         THE SECURITIES OF SPIROS DEVELOPMENT CORPORATION II, INC., A DELAWARE CORPORATION ("SPIROS CORP. II"), EVIDENCED HEREBY ARE SUBJECT TO AN OPTION AS DESCRIBED IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF SPIROS CORP. II, AS AMENDED FROM TIME TO TIME, TO PURCHASE SUCH SECURITIES AT A PURCHASE PRICE DETERMINED IN ACCORDANCE WITH ARTICLE V THEREOF, EXERCISABLE BY WRITTEN NOTICE AT ANY TIME DURING THE PERIOD SET FORTH THEREIN. COPIES OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION ARE AVAILABLE AT THE PRINCIPAL PLACE OF BUSINESS OF SPIROS CORP. II AT 7475 LUSK BOULEVARD, SAN DIEGO, CALIFORNIA 92121, AND WILL BE FURNISHED TO ANY SPIROS CORP. II STOCKHOLDER ON REQUEST AND WITHOUT COST.

          (b) Upon the termination or expiration (other than by exercise) of the Purchase Option, the Corporation shall, at the request of any holder of shares of Callable Common Stock bearing the legend described in this Section 5.9(a), take such steps as are necessary to remove such legend from such shares of Callable Common Stock.

     SECTION 5.10.  TERMINATION.  The Purchase Option and the provisions of this
Article V shall terminate on the earliest to occur of: (1) the Purchase Option Closing Date; (2) if the Purchase Option is not exercised, 11:59 p.m., San Diego time, the Purchase Option Expiration Date; or (3) receipt by the Corporation of written notice of the occurrence of any of the following events, which notice shall be provided by the holder of the Special Common Stock promptly after the occurrence of any such event: (a) the holder of the Special Common Stock fails to make the payment described in Section 5.3 of this Article V on the Purchase Option Closing Date; (b) the holder of the Special Common Stock (i) seeks the liquidation, reorganization, dissolution or winding-up of itself or the composition or readjustment of all or substantially all of its debts, (ii) applies for or consents to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or substantially all of its assets, (iii) makes a general assignment for the benefit of its creditors, (iv) commences a voluntary case under Title 11 of the United States Code, (v) files a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or readjustment of debt or (vi) adopts any resolution of its Board or shareholders for the purpose of effecting any of the foregoing; (c) a proceeding or case is commenced without the application or consent of the holder of the Special Common Stock and such proceeding or case continues undismissed, or an order, judgment or decree approving or ordering any of the following is entered and continues unstayed and in effect for a period of sixty (60) days from and after the date service of process is effected upon the holder of the Special Common Stock, seeking (i) the liquidation, reorganization, dissolution or winding up, or the composition or readjustment of all or substantially all of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of the holder of the Special Common Stock or of all or substantially all of its assets or (iii) similar relief in respect of the holder of the Special Common Stock under any law relating to bankruptcy, insolvency, reorganization, winding up or the composition or readjustment of debt; or (d) material default by the holder of the Special Common Stock on any material loan agreement which default is not cured in accordance with such loan agreement. The Corporation shall promptly notify each holder of record of Callable Common Stock in writing upon the occurrence of an event specified herein.

     SECTION 5.11 AMENDMENT. This Article may not be released, discharged, amended or modified in any manner except by an instrument approved by the holder of the outstanding shares of Special Common Stock and the holders of record of two-thirds (2/3) of the outstanding shares of Callable Common Stock of the Corporation; provided, however, that, except as expressly provided herein, without the approval of the holders of record of ninety percent (90%) of the Callable Common Stock, this Article V may not be amended to change (a) the amounts of the Purchase Option Exercise Price, (b) the relevant periods during which and the conditions under which the Purchase Option may be exercised and the Purchase Option Exercise Price may be paid, (c) the type of securities or method of calculating the number of securities to be issued upon the payment of the Purchase Option Exercise Price or (d) the provisions of this Section 5.11.

     SECTION 5.12.  NO CONFLICTING ACTION.   The Corporation shall not take, or
permit any other person or entity within its control to take, any action inconsistent with the rights of the holder of the Special Common Stock under this Article V. The Corporation shall not enter into any arrangement, agreement or understanding, either oral or in writing, that is inconsistent with the rights of the holder of the Special Common Stock and the obligations of the Corporation hereunder.


                                   ARTICLE VI

                              CORPORATE EXISTENCE

     The Corporation shall have a perpetual existence.


                                   ARTICLE VII

                                    DIRECTORS

     SECTION 7.1.  SIZE OF BOARD.

          (a) The number of directors shall be as specified in the Bylaws of the Corporation, except that until the earliest of (i) the exercise of the Purchase Option, (ii) the Purchase Option Expiration Date or (iii) the date of termination of the Purchase Option pursuant to Section 5.10 hereof, there shall be five directors. In no event will the number of directors be less than five. Directors need not be stockholders of the Corporation.

          (b) Upon termination of the right of the holder of Special Common Stock, as a class, to vote for directors pursuant to Article IV hereof, the term of office of all Special Common Stock Directors then in office shall terminate immediately.

     SECTION 7.2. ELECTIONS. Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.


                                  ARTICLE VIII

          EXCULPATION AND INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHERS

     SECTION 8.1.  EXCULPATION.

          (a) DELAWARE. A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the director's or officer's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director or officer derived any improper personal benefit. If the Delaware General Corporation Law is hereafter amended to further reduce or to authorize, with the approval of the Corporation's stockholders, further reductions in the liability of the Corporation's directors or officers for breach of fiduciary duty, then a director or officer of the Corporation shall not be liable for any such breach to the fullest extent permitted by the Delaware General Corporation Law as so amended.

          (b) CALIFORNIA. The liability of each and every director or officer of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

          (c) CONSISTENCY. In the event of any inconsistency between Paragraphs (a) and (b) of this Section 8.1, the controlling Paragraph, as to any particular issue with regard to any particular matter, shall be the one which provides to the director or officer in question the greatest protection from liability.

     SECTION 8.2.  INDEMNIFICATION.

          (a) DELAWARE. To the extent permitted by applicable law, the Corporation is also authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which Delaware law permits the corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or nonstatutory), with respect to actions for breach of duty to the Corporation, its stockholders, and others.

          (b) CALIFORNIA. The Corporation is authorized to indemnify the directors and officers of the Corporation to the fullest extent permissible under California law. Moreover, the Corporation is authorized to provide indemnification of (and advancement of expenses to) agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 317 of the California Corporations Code, subject only to applicable limits set forth in Section 204 of the California Corporations Code, with respect to actions for breach of duty to the corporation and its shareholders.

          (c) CONSISTENCY. In the event of any inconsistency between Paragraphs (a) and (b) of this Section 8.2, the controlling Paragraph, as to any particular issue with regard to any particular matter, shall be the one which authorizes for the benefit of the agent or other person in question the provision of the fullest, promptest, most certain or otherwise most favorable indemnification and/or advancement.

     SECTION 8.3. EFFECT OF REPEAL OR MODIFICATION. Any repeal or modification of any of the foregoing provisions of this Article VIII shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director or officer of the Corporation with respect to any acts or omissions of such director or officer occurring prior to, such repeal or modification.


                                   ARTICLE IX

                               PREEMPTIVE RIGHTS


     No holder of shares of stock of the Corporation shall have any preemptive or other right, except as such rights are expressly provided by contract, to purchase or subscribe for or receive any shares of any class, or series thereof, of stock of the Corporation, whether now or hereafter authorized, or any warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any share of any class, or series thereof, of stock; but such additional shares of stock and such warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock may be issued or disposed of by the Board to such persons, and on such terms and for such lawful consideration as in its discretion it shall deem advisable or as the Corporation shall have by contract agreed.


                                   ARTICLE X

                            AMENDMENTS TO CERTIFICATE

     Except as set forth in Section 4.4 and 5.11, the Corporation reserves the right to repeal, alter, amend or rescind any provision contained in this Amended and Restated Certificate of Incorporation and/or any provision contained in any amendment to or any restatement of this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

                                   ARTICLE XI

                                     BYLAWS

     The Board may from time to time make, amend, supplement or repeal the Bylaws by the requisite affirmative vote of the Board as set forth in the Bylaws; provided, however, that the stockholders may change or repeal any bylaw adopted by the Board by the requisite affirmative vote of stockholders as set forth in the Bylaws; and, provided further, that no amendment or supplement to the Bylaws adopted by the Board shall vary or conflict with any amendment or supplement thus adopted by the stockholders.


                                 ARTICLE XII

                            STOCKHOLDER APPROVAL

     No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws, and no action shall be taken by the stockholders by written consent.


                                  ARTICLE XIII

                                     NOTICE

     Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.



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

    IN WITNESS WHEREOF, the Amended and Restated Certificate of Incorporation has been executed by the Corporation's President and Chief Executive Officer as of this 17 day of December, 1997.

                                      SPIROS DEVELOPMENT CORPORATION II, INC.


                                      By: /s/ David S. Kabakoff
                                         ------------------------------------
                                         David S. Kabakoff,
                                         President and Chief Executive Officer

ATTEST:


/s/ Mitchell R. Woodbury
---------------------------------
Mitchell R. Woodbury,
Secretary






                     [SIGNATURE PAGE TO AMENDED AND RESTATED
                           CERTIFICATE OF INCORPORATION]

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